PRICING SUPPLEMENT                                          File No. 333-122639
----------------------                                           Rule 424(b)(3)
(To Prospectus Supplement and Prospectus
dated February 25, 2005)
Pricing Supplement Number:  2453


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

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                              Floating Rate Notes

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Principal Amount:     $450,000,000           Original Issue Date:   July 6, 2005

CUSIP Number:         59018YVP3              Stated Maturity Date:  July 6, 2007

Issue Price:          100%

Interest Calculation:                    Day Count Convention:
---------------------                    ---------------------
|x|  Regular Floating Rate Note          |x|   Actual/360
|_|  Inverse Floating Rate Note          |_|   30/360
     (Fixed Interest Rate):              |_|   Actual/Actual


Interest Rate Basis:
|_|  LIBOR                               |_|   Commercial Paper Rate
|_|  CMT Rate                            |_|   Eleventh District Cost of Funds Rate
|_|  Prime Rate                          |_|   CD Rate
|x|  Federal Funds Open Rate             |_|   Other (see attached)
|_|  Treasury Rate
Designated CMT Page:                    Designated LIBOR Page:
       CMT Telerate Page:                      LIBOR Telerate Page:
       CMT Reuters Page:                        LIBOR Reuters Page:

Index Maturity:         One Day                                Minimum Interest Rate:   Not Applicable

Spread:                 Plus 0.13%                             Maximum Interest Rate:   Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue    Spread Multiplier:       Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:   Each Business Day, commencing July 7, 2005 to but excluding the Stated
                        Maturity Date, subject to the following Business Day convention

Interest Payment Dates: Quarterly, on the 6th of January, April, July and October commencing
                        October 6, 2005, subject to the following Business Day convention

Fed Funds Open Rate:    The rate for an Interest Reset Date shall be the rate set forth on Telerate Page 5 for that day underneath the caption "FEDERAL FUNDS" in the row titled "OPEN". If the rate is not available for an Interest Reset Date, the rate for that Interest Reset Date shall be the Federal Funds Effective rate as published in the H.15 Daily Update.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank, N.A.

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities
                        (USA) Inc. and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated June 29, 2005 (the "Agreement"), between
                        Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company
                        has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters                                Principal Amount of the Notes
                        ------------                                -----------------------------

                        Merrill Lynch, Pierce, Fenner & Smith                        $441,000,000
                                             Incorporated
                        ABN AMRO Incorporated                                          $4,500,000
                        HSBC Securities (USA) Inc.                                     $4,500,000
                                                                                       ----------
                                                                    Total            $450,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:  0.175%

Dated:                  June 29, 2005
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